EXHIBIT 4


                           OCCIDENTAL C.O.B. PARTNERS
                            10889 WILSHIRE BOULEVARD
                          LOS ANGELES, CALIFORNIA 90024



November 25, 2002

Premcor Inc.
1700 East Putnam Avenue
Old Greenwich, Connecticut  06870

Gentlemen:

In connection with your acquisition of certain refining assets from Williams Refining and Marketing, L.L.C., you have advised us that presently you intend to raise about $220,000,000 of equity through the offering of your common stock. Subject to the approval of the Board of Directors of Occidental Petroleum Corporation, we hereby commit to you that we will purchase $30,000,000 of equity in this offering, concurrently with the closing of such equity offering at the lesser of the offering price minus the underwriting discount or such price per share as we may mutually agree.

                                   Very truly yours,

                                   OCCIDENTAL C.O.B. PARTNERS

                                   By:  OXY USA, INC., managing partner

                                   By: /s/ S.I. CHAZEN
                                      ---------------------------------
                                        S. I. Chazen
                                        Executive Vice President